                               SERVICE AGREEMENT
                               -----------------

     THIS AGREEMENT made as of the 2nd day of January,  1992,  between TEMPLETON
GLOBAL INCOME FUND, INC., a corporation organized under the laws of the State of
Maryland  (hereinafter  called "Company") and Mellon Securities Trust Company, a
New York Trust Company with its principal office at 120 Broadway,  New York, New
York (hereinafter called "Mellon").

     WITNESSETH:

     NOW THEREFORE,  in  consideration of the mutual covenants herein set forth, the Company and Mellon agree as follows:

     1.  Mellon  will be  named  as  Transfer  Agent,  Registrar,  and  Dividend
Disbursement Agent for the Company.

     2. All indemnities contained in the resolution of the Board of Directors of the Company by which  Mellon is  appointed  as  Transfer  Agent,  Registrar  and
Dividend  Disbursement  Agent for the  Company  shall  remain in full  force and effect.

     3. Attached to this  Agreement and  designated as "Schedule A" is a listing of the services which Mellon agrees to provide to the Company.

     4. It is agreed  that Mellon will be  compensated  for its  services to the
Company  pursuant to this Agreement in accordance with the provisions of the Fee
Schedule which is attached hereto and designated as "Schedule B".

     5. It is  agreed  between  Mellon  and the  Company  that  the term of this
Agreement  shall be for a period of not less than three years  commencing on the first day of the month  following the date of the execution of this Agreement by both Mellon and the Company.

     6. It is  understood  that  Mellon's fee will not be  increased  during the period of this Agreement,  provided however, that at the end of the initial (36)
month  period of this  Agreement  and at the end of any  subsequent  (12)  month period  such fees shall be adjusted  by the annual  percentage  of change in the average hourly earnings of office clerical  workers (all  industries) in the New
York/New Jersey Metropolitan  Statistical Area as last reported by the Bureau of
Labor Statistics of the United States Department of Labor. In the event there is an  increase  in the cost of  performance  of the  services  due to  changes  in applicable regulations of any regulatory agencies, the amount of such cost shall be paid by the Company. It is further provided that Mellon shall comply with all applicable laws and regulations relating to pricing which may then be in effect.

     7. These fees do not include  out-of-pocket  expenses  such as  stationery, postage,  forms or counsel fees,  if any, nor services  related to special work, such as, stock dividends,  mergers, tenders,  acquisitions or other services not presently being performed by Mellon as requested or authorized by the Company.

     8. It is agreed  that  Mellon  will bill the  Company  monthly for fees and costs, expenses and disbursements,  and that payment will be made by the Company within thirty days of the date of the bill.

     9. This  Agreement may not be terminated  prior to the  expiration  for any reason except for unacceptable service performance by Mellon, or the non-payment by the  Company of  Mellon's  monthly  bills  within a period of the time deemed reasonable by Mellon.  Unacceptable service performance shall mean noncompliance with the then current  generally  accepted  service  standards of the securities transfer industry.

     10. This Agreement may not be amended or modified in any manner except by a written agreement by both Mellon and the Company with the same formality as this
Agreement.

     11.  During the last ninety  days of this  Agreement  either  Mellon or the
Company may by thirty days  written  notice to the other  request that the terms herein be  renegotiated  or the  Agreement  terminated.  In the  absence of such written notification by either party to the other during such ninety day period, this Agreement will  automatically  continue for an additional three year period and subsequent three year periods thereafter under the same conditions.

     12. This Agreement  shall be governed by and construed,  and interpreted in accordance with the laws of the State of New York.

     IN WITNESS  WHEREOF,  the parties  hereto have executed  this  Agreement by their duly authorized officers as of the day and year first above written.

                                                MELLON SECURITIES TRUST COMPANY

Attest:  /s/ Walter Gavin                       BY:     /s/ Amy R. Salmandro
         -----------------------------------            ------------------------

Title:   Vice President                         Title:  Assistant Secretary

Attest:  /s/ Thomas M. Mistle                   BY:     /s/ Daniel Calabria
         -----------------------------------            ------------------------

Title:   Secretary                              Title:  Vice President

                       TEMPLETON GLOBAL INCOME FUND, INC.
                                  "SCHEDULE A"

TRANSFER AGENT AND REGISTRATION SERVICES
-------- ----- --- ------------ --------

o    Issuance and cancellation of certificates

o    Checking of stop transfer notations

o    Processing of legal transfers

o    Issuance of shares upon exercise of stock options

o    Replacing lost or stolen certificates

o    Preparing  and mailing of daily  transfer  sheets,  including a  Management
     Summary Journal

o    Processing of transfers for  Depository  Trust Company on FAST System (book credit entries)

o    Controlling supply of unissued certificates

o    Filing of cancelled certificates and subsequent shipping to you.

o    Countersigning and recording of certificates as Registrar

SHAREHOLDER RECORDS
----------- -------

o    Maintain current account file/open new accounts

o    Obtaining and maintaining taxpayer I.D. numbers pursuant to IDTCA rules and regulations

o    Posting  of  debits  and  credits  including  out-of-town   transfers,   if
     applicable

o    Set-up, maintenance, placing and releasing of stop transfer notations

o    Processing changes of address/confirm to shareholder.

o    Processing dividend payment orders (if appropriate)

o    Shareholder    correspondence   including   replacement   of   checks   and
     communications with the brokerage community

o    Purge closed accounts annually and maintain on microfiche

o    Notification of activity of certain stop transfer accounts (i.e.  optionees and participants of restricted awards)

o    Code accounts with "bad addresses" to suppress future mailings

o    Maintain  beneficiary  lists for IRA  accounts  provided  by or through the
     Company.

o    Annual mailings of W-9 and W-8 forms to appropriate holders.

ANNUAL MEETING SERVICES are included in our "per shareholder" fee as follows:

                       TEMPLETON GLOBAL INCOME FUND, INC.
                                  "SCHEDULE A"

o    Mail  Broker  Dual Post Card to  Broker/Nominee  File or provide  labels to conduct search for number of sets of proxy materials required

o    Furnish a certified list of shareholders promptly after the record date

o    Prepare and mail proxy cards Annual Reports and Meeting notices to holders

o    Tabulate proxies, provide daily reports and deliver proxies to company

o    Prepare complete voted list for Meeting and periodic voted/unvoted listings as required

o    Provide Inspectors of Election, as needed, at Meeting

MISCELLANEOUS PRODUCTION SERVICES included in our per shareholder fee would be:
------------- ---------- --------

o    Track VIP coded accounts and option share transfers

o    Three mailings of quarterly  reports or newsletters per annum or three sets of mailing labels shipped to Company or Mailing House

Our per shareholder fee will include all Dividend Services such as follows:

o    Issue,  enclose and mail 12 dividends per year  including one enclosure per dividend

o    Withhold 20% of gross payments on accounts missing TIN numbers

o    Prepare 2 dividend listings

o    Update  1099 and 1042  information  and  furnish  necessary  reports to the government  in  addition  to  shareholders  o Prepare  and mail state share and/or money reports (where applicable)

o    Provide periodic reconciliation of dividend disbursement account and return of  unclaimed,  unpaid  dividend  monies for Funds  Returned  to  Principal
     Reports. Forward to company for escheat purposes

o    Issuance of year-end statements

o    Provide Foreign Tax Credit Information to Shareholders at year end

o    Withhold  proper  amounts in accordance  with tax treaties on  non-resident alien accounts

                       TEMPLETON GLOBAL INCOME FUND, INC.
                                  "SCHEDULE A"

DIVIDEND REINVESTMENT SERVICES

o    Maintain "Book" entry accounts for all Dividend Reinvestment accounts

o    Process quarterly/monthly buys, sales to accomodate investments,  dividends and liquidations and terminations

o    Respond  to  all   correspondence   relative   to   Dividend   Reinvestment
     participants and activity

o    Issue and mail monthly/quarterly statements to plan participants

o    Report activity to Company as requested

TERMINATION OF TRANSFER AGENCY
------------------------------

o    On the  termination  of a Transfer  Agency there will be a charge of 15% of the total fees billed for the full year preceding the effective date of the termination,  with  a  minimum  of  $350.00.  This  is  for  the  work  and out-of-pocket  expenses  involved  in  rerouting  certificates  sent  to us because our name appears thereon as Transfer Agent and other administrative and clerical work. On the termination of a Principal Transfer Agency within two years from the effective date of appointment,  an additional  charge of
     10% of the account  maintenance  fee billed for the full year preceding the effective date of the termination will be made.

                       TEMPLETON GLOBAL INCOME FUND, INC.

                                   SCHEDULE B

Per Shareholder Service Fee                 Annual                    Monthly

                                            $10.29                    $0.8582047

Certificate Issuance Rate                                             $1.6253878

Dividend Reinvestment

Per Statement Mailed               $1.9504653

Per Liquidation & Termination      $5.00

The  above  charges  are  exclusive  of  out-of-pocket   expenses  for  postage,
insurance, stationery, etc. Additional services required other than appearing on
"Schedule A" will be charged according to the basic current fee schedule.